Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of

Power REIT

Opinion on the Financial Statements

We have audited the accompanying statement of revenue and certain operating expenses of the greenhouse cultivation facility located in Riverside County, California (the “Property”) for the year ended December 31, 2020, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the results of operations of the Property for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X (for inclusion in this Form 8-K/A of Power REIT) and is not intended to be a complete presentation of the Property’s revenues and expenses.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Property’s auditor since 2021.

Houston, Texas

April 21, 2021

THE PROPERTY IN RIVERSIDE COUNTY, CALIFORNIA

STATEMENT OF REVENUE AND CERTAIN OPERATING EXPENSES

For the Year Ended December 31, 2020

Year Ended December 31, 2020
Revenue
Rental revenue	$1,029,045
Total revenue	$1,029,045

Expenses
Total expenses	$-

Revenue in excess of certain operating expenses	$1,029,045

See accompanying notes to statement of revenue and certain operating expenses.

THE PROPERTY IN RIVERSIDE COUNTY, CALIFORNIA

NOTES TO STATEMENT OF REVENUE AND CERTAIN OPERATING EXPENSES

For the Year Ended December 31, 2020

(1) Organization

On February 3, 2021, Power REIT (the “Trust,” “our,” “we”) acquired a property located in Riverside County, CA (the “Canndescent Property”) through a newly formed wholly owned subsidiary (“PW Canndescent”) from, 13310 LMR2A LLC (“13310 LMR2A”, the “Seller”). The purchase price was $7.685 million which was paid for with $2.685 million of cash on hand and the issuance of 192,308 shares of Power REIT’s Series A Preferred Stock. PW Canndescent received an assignment of a lease (the “Canndescent Lease”) to allow the tenant, Fiore Management LLC d.b.a. Canndescent (“Canndescent”) to operate the 37,000 square foot greenhouse cultivation facility on the Canndescent Property. The Canndescent Lease requires Canndescent to pay all property related expenses including maintenance, insurance and taxes. The Canndescent Lease has a remaining lease term of 4.75 years with two options to extend for a term of five years each.

(2) Basis of Presentation

The accompanying statement of revenue and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC. The Historical Summary includes the historical revenues and operating expenses of the Canndescent Property, exclusive of depreciation and amortization expense, and other nonrecurring owner specific expenses, which may not be comparable to the corresponding amounts reflected in the future operations of the Seller.

In the opinion of management, all adjustments necessary for a fair presentation of such Historical Summary have been included. Such adjustments consisted of normal recurring items. Management is not aware of any material factors during the year ended December 31, 2020 that would cause the reported financial information not to be indicative of future operating results.

(3) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4) Significant Accounting Policies

Revenue Recognition

The Canndescent Property’s operations consist of rental revenue earned under the leases of the greenhouse building which provide for noncontingent annual rent escalations.

Rental revenue for the leases is recognized by amortizing the aggregate lease payments on a straight-line basis over the terms of the leases. The leases are accounted for as operating leases.

(5) Rental Revenue

The aggregate annual minimum cash to be received on the lease as of December 31, 2020, is as follows for the subsequent years ended December 31:

Future Minimum Base Rent Payments
As of December 31
2021	$1,054,950
2022	1,076,049
2023	1,081,349
2024	1,081,349
2025	811,012
$5,104,709